Exhibit 10.(ii)(24)

SEARS, ROEBUCK AND CO.
3333 BEVERLY ROAD
HOFFMAN ESTATES, IL 60179

GREG A. LEE
Senior Vice President
Human Resources
847-286-0558
Fax 847-286-3258

May 5, 201

Mr. Paul J. Liska
6 Island Road
North Oak, MN 55127

Dear Paul,

This letter will confirm your acceptance of our offer of employment to join Sears, Roebuck and Co. as Executive Vice President and Chief Financial Officer, reporting to Alan J. Lacy, Chairman and CEO, Sears, Roebuck and Co. Your start date in this capacity will be June 1, 2001.

Your compensation package will consist of the following:

  Annual base salary of $700,000, with periodic increases based upon performance.

  Sign-on bonus of $100,000.

  Participation in the Sears Annual Incentive Plan. Your annual incentive opportunity will equate to a bonus target equal to 85% of base salary, amounting to $595,000 on an annualized basis. The annual incentive performance objective for your position will be based 100% on our achievement of Sears earnings per share growth. Currently the company performance portion of the plan pays for performance as follows:
  Threshold (90% of prior year earnings per share) pays 25% of target
  Target (110% of prior year earnings per share) pays 100% of target
  Maximum (125% of prior year earnings per share) pays 230% of target

  Performance goals for Sears are based on improvement over prior year results. We will guarantee a minimum Annual Incentive Plan award for 2001 of $595,000 (non-prorated), payable by March 15, 2002.

  100,000 non-qualified stock options that will vest in three equal annual installments as from the date of grant and will include a reload feature.
  33,333 options will vest one year from the date of grant
  33,333 options will vest two years from the date of grant
  33,334 options will vest three years from the date of grant

  50,000 shares of restricted stock that will cliff vest three years from the date of the grant.

  Participation in the Sears Long-Term Incentive Plan with a total incentive target of 125% of base pay. Your total incentive target has two components: 87.5% of your base pay will be conveyed in Sears stock options issued annually beginning in 2002, while your target for the cash-based Performance Plan will be 37.5% of your base pay. The Long-Term Incentive design is currently under review. For the 1999-2001 cycle, we will guarantee a minimum payment of one full year of Long-Term Incentive Performance Plan target, or $262,500 (non-prorated), payable by March 15, 2002. Your Long-Term

Incentive participation for future LTIP cycles will continue at the same level as other CEO Direct Reports.

  You will participate in all retirement, welfare, and perquisite programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms of those programs. You will also be entitled to four weeks of vacation during each calendar year.

  You will be eligible for relocation assistance benefits that are typically provided to an executive at your level.

  Pension will commence at your employment date. A service enhancement to your pension benefit will be provided through the non-qualified pension plan. The service enhancement will be accrued to you as a 2-year-for-1-year service credit during your first ten years of employment with Sears, resulting in 20 years of credited service at the end of the ten-year period. After ten years of service, the estimated value of the enhancement would equal a lump sum of approximately $2,100,000. Your pension benefit will vest after five years of continuous vesting service with Sears.

  You will be asked to sign an Executive Severance / Non-Compete Agreement. If you are involuntarily terminated from Sears for any reason other than cause, death, total and permanent disability, resignation, or retirement after age 65, you will receive two years of pay continuation (i.e., base salary and target annual bonus) and additional pension vesting. If you are terminated following a change-in-control, you will receive the aforementioned severance benefit in an undiscounted lump-sum payment. In consideration for these severance terms, you agree not to disclose confidential information and not to solicit employees. You would also agree not to aid, assist or render services for any 'Competitor' (as defined in the agreement) for two years following termination of employment.

  The 50,000 shares of restricted stock granted to you at the time of your hire would be replaced by 50,000 unrestricted common shares of Sears stock at the end of your two-year salary continuation period.

  Any other shares of Sears stock that were still time-restricted shares at the end of your two-year salary continuation period would be replaced by a cash payment equivalent to their market value at that time. This amount would be payable to you within 30 days of the end of the period.

  You would receive a cash payment within 30 days of the end of the two-year salary continuation period equivalent in value to the product of any granted options that would not otherwise vest during the salary continuation period times the option 'spread' (the positive difference between the fair market value on the last day of the salary continuation period and the exercise price of the respective option grants).

  If your employment is involuntarily terminated prior to attaining five years of continuous vesting service with Sears, you will be paid a lump sum the equivalent of the pension benefit that you would have accrued under the Sears Pension Plan from your date of hire through the last day of your two year severance period. The amount of this lump sum payment will be calculated by using the Sears Pension Plan benefit formula in effect as of the date that your two year severance period ends.

  The above is contingent upon your satisfactorily passing a pre-employment drug test and approval by the Compensation Committee of the Sears, Roebuck and Co. Board of Directors.

                                                                                Sincerely,

Accepted /s/Paul J. Liska Date 10/01/01